EXHBIIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, par value $0.001 per share, of Cue Biopharma, Inc. dated as of February 14, 2022 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

CORRIENTE ADVISORS, LLC

/s/ Matthew Gilman
Chief Financial Officer

CORRIENTE MASTER FUND II, LP

/s/ Matthew Gilman
Chief Financial Officer of Corriente Advisors, LLC, the Investment Manager of Corriente Master Fund II, LP

MARK L. HART III

/s/ Mark L. Hart III